Exhibit 99.1

U.S. Industries, Inc. Amends and Extends Exchange Offer

WEST PALM BEACH, FL. October 4, 2002 — U. S. Industries, Inc. (NYSE-USI) announced today that its offer to exchange all of its outstanding 7-1/8% Senior Notes due 2003 (the “03 Notes”) for consideration consisting of cash and new notes due 2005 (the “05 Notes”) and related consent solicitation, originally launched on September 9, 2002, has been extended until November 1, 2002.

USI has also amended the terms of the exchange offer and consent solicitation as follows:

Terms of 05 Notes. The 05 Notes will bear interest at a rate of 11-1/4% per annum.

Amendments to Indenture. The supplemental indenture will provide that (1) USI will redeem the 05 Notes at par to the extent the balance allocable to the 05 Notes in the cash collateral account equals or exceeds 10% of the outstanding principal amount, (2) USI may redeem the 05 Notes at par with the cash in the cash collateral account at any time and (3) the 05 Notes will be redeemable at the discretion of USI at the following percentages of the principal amount redeemed:

  103% until the first anniversary of the date the 05 Notes are issued
  102% until December 31, 2004
  101% thereafter until maturity

The Indenture will also be amended to permit payment of the consideration in this and future exchange or tender offers.

Consent Payment. Each holder who validly delivers its consent in the exchange offer by the Consent Date (see below) will receive a cash payment in the amount of 1.5% of the principal amount of the 05 Notes issued to it in exchange for its 03 Notes at the consummation of the exchange offer.

The exchange offer, previously scheduled to expire at 12:00 midnight, New York City time, on October 4, 2002, will now expire at 12:00 midnight, New York City time, on November 1, 2002 unless extended or terminated by USI. The Consent Date is 12:00 midnight, New York City time, on the later of October 18, 2002 or the date on which holders of a majority in aggregate principal amount of 03 Notes deliver their consents to the proposed amendment to the Indenture. Holders who do not deliver their consents by the Consent Date will not receive the consent payment. As of October 3, 2002, approximately $6,110,000 of the $250,000,000 principal amount outstanding of the 03 Notes have been deposited with the depositary for exchange. Pursuant to the terms of the exchange offer, holders may withdraw their tenders of 03 Notes and revoke their consents prior to the Consent Date, but not thereafter.

A revised offering circular and consent solicitation statement and related consent and letter of transmittal and other offering materials relating to the exchange offer setting forth all of the amendments to the exchange offer and consent solicitation will be distributed to eligible investors. Georgeson Shareholder Communications Inc. is serving as USI’s Information Agent for the exchange offer and consent solicitation and may be contacted at 17 State Street, 10th Floor, New York, New York 10004. Banks and brokers may call collect using (212) 440-9800 and all others may call toll free using (866) 807-2995. USI’s public filings may also be obtained through the Securities and Exchange Commission at its website at http://www.sec.gov/, free of charge.

Cash Collateral on 7-1/4% Senior Notes due 2006

USI also intends to make a tender offer to purchase at par its outstanding 7-1/4% Senior Notes due 2006 (the “06 Notes”) in an aggregate principal amount equal to the balance in the cash collateral account allocable to those notes. USI will simultaneously make a related consent solicitation to amend the applicable Indenture to allow USI to pay the tender offer consideration to tendering holders from the cash collateral account pro rata based on the amount of notes tendered relative to the outstanding amount of notes and to provide that USI will make future offers to purchase 06 Notes with cash from the cash collateral account when the balance allocable to the 06 Notes equals or exceeds 10% of the outstanding 06 Notes. The tender offer for the 06 Notes will be conditioned upon the consummation of the 03 Notes exchange offer, among other conditions.

Holders of the 06 Notes are urged to read the tender offer materials regarding the tender offer for the 06 Notes when they become available because they will contain important information, including all the terms and conditions of the offer. Note holders will be able to receive a copy of these materials free of charge from USI when they become available.

The exchange offer is being made in reliance on the exemption afforded by Section 3(a)(9) from the registration requirements of the Securities Act of 1933, as amended. The exchange offer is being made solely pursuant to the offering circular and consent solicitation statement dated September 9, 2002 and related consent and letter of transmittal, each as amended. Investors and note holders are strongly advised to read both the offering circular and consent solicitation statement and related consent and letter of transmittal, each as amended, regarding the exchange offer because they contain important information. USI will not pay or give, directly or indirectly, any commission or remuneration to any broker, dealer, salesman, agent or other person for soliciting tenders in the exchange offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the new notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company’s principal brands include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company’s disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs and availability, freights costs, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company’s businesses as set forth in the Company’s reports and other documents filed with the Securities and Exchange Commission.